Exhibit 99.1
Crimson Exploration Prices Common Stock Offering
HOUSTON, Dec 16, 2009 (BUSINESS WIRE) — Crimson Exploration Inc. (“Crimson Exploration”) today announced that it has priced its public offering of 20,000,000 shares of Crimson Exploration common stock at the price of $5.00 per share. The underwriters of the offering also have a 30-day option to purchase up to 3,000,000 additional shares of common stock from Crimson Exploration. The offering is expected to settle and close on December 22, 2009, subject to customary closing conditions. The shares are expected to begin trading on The NASDAQ Global Market effective on December 17, 2009 under the ticker symbol “CXPO.”
Crimson Exploration expects to use the net proceeds from the offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional shares of common stock) to repay indebtedness outstanding under its revolving credit facility and its $10 million unsecured promissory note.
Barclays Capital Inc. and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering. Copies of the prospectus for the offering may be obtained from the underwriters as follows:
Barclays Capital Inc.
c/o Broadridge Integrated Distribution Services
1155 Long Island Avenue
Edgewood, New York 11717
Email: Barclaysprospectus@broadridge.com
Phone: 1-888-603-5847
Credit Suisse Securities (USA) LLC
Prospectus Department
One Madison Avenue
New York, New York 10010
Phone: 800-221-1037.
The registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Crimson Exploration is a Houston, Texas-based independent energy company engaged in onshore oil & gas exploration and production primarily in South Texas, East Texas and the Upper Gulf Coast.

This news release contains forward-looking statements. Crimson Exploration believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from those expressed in this news release, including Crimson Exploration’s ability to close successfully on the common stock offering and to use the net proceeds as indicated in this news release. Additional risks and uncertainties relating to the public offering, Crimson Exploration and its business can be found under the heading “Risk Factors” in the prospectus that forms a part of the registration statement related to the public offering and filed with the Securities and Exchange Commission. Except as required by law, Crimson Exploration undertakes no obligation to publicly update or revise any forward-looking statements.
SOURCE: Crimson Exploration Inc.
For Crimson Exploration Inc.
E. Joseph Grady,
713-236-7400